Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

ELECTRO RENT CORPORATION

The undersigned certify that:

1.	They are the president and secretary, respectively, of Electro Rent Corporation, a California corporation.

2.	The Articles of Incorporation of this corporation are amended and restated to read as follows:

a.	The name of the corporation is Electro Rent Corporation.

b.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

c.	This corporation is authorized to issue only one class of shares of stock. The total number of shares which this corporation is authorized to issue is 1000.

3.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4.

The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 100. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: August 10, 2016

/s/ Steve Markheim
Steve Markheim, President and Chief Executive Officer

/s/ Eva M. Kalawski
Eva M. Kalawski, Vice President and Secretary